EXHIBIT 6.3

Supply and Private Label Agreement

AGREEMENT, made as of the first day of September, 2015, by and between Aphex BioCleanse Systems, Inc., a Florida corporation incorporated under the laws of the State of Florida, with a place of business at 15 Fishers Road, Suite 111, Pittsford, New York 14534, (hereinafter referred to as “APHEX”), and Aspyron, Inc. with a place of business at 763 Linden Avenue, Suite 2, Rochester, NY 14625, (hereinafter referred to as “ASPYRON”), as follows:

1. DUTIES AND AUTHORITY

A. APHEX hereby authorizes ASPYRON to REBRAND HydrAphex® Hand Sanitizer and MedAphex® Wound Wash using the guidelines established by APHEX and in accordance with the operational procedures set forth in this AGREEMENT.

(i) ASPYRON will REBRAND HydrAphex® as ____________To Be Determined (TBD) and approved by APHEX, and MedAphex® as ____________TBD and approved by APHEX.

(ii) ASPYRON will be responsible for the design and implementation of the TBD Brand. APHEX will provide Design Guidelines to ASPYRON based on APHEX’S research and experience. Said Design Guidelines will include FDA established protocols, which determines what the FDA requires to be included on labels and promotional materials, and what the FDA prohibits to be included on labels and promotional materials.

(iii) Although APHEX will provide Design Guidelines, ASPYRON will be responsible for any design decisions that they make and it will be up to ASPYRON to follow, or not follow APHEX’S Design Guidelines.

(iv) ASPYRON will purchase the HydrAphex® and MedAphex® products from APHEX at the agreed upon price points established in this AGREEMENT (See Appendix A).

(v) ASPYRON will not substitute our formulation for any other, or alter our formulation in any way.

B. APHEX hereby authorizes ASPYRON to sell APHEX Brand products under this agreement.

(i) In addition to the TBD product mentioned in Section 1.A, ASPYRON will be allowed to sell certain products from the APHEX product line (See Appendix B) under the terms of this AGREEMENT (“Additional Products”).

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2. DESIGNATED REPRESENTATIVE

A. APHEX shall appoint a designated representative to whom all communication from ASPYRON shall be directed (the “Designated Representative”). Such Designated Representative may be modified by APHEX by providing prior written notice to ASPYRON.

3. TERRITORIES & PERFORMANCE

A. ASPYRON shall sell and service retail customers in a non-exclusive territory for the term of this AGREEMENT. If ASPYRON wishes to enter into an Exclusive Agreement to sell within Specific Territories, an Amendment will be drafted including additional Exclusivity Fees.

B. In the event that ASPYRON is granted an “Exclusive Territory” (to be negotiated and fees agreed upon) a mechanism to track Performance and monitor Territorial Boundaries will be put in place.

C. ASPYRON will Not solicit existing APHEX customers under any circumstances without prior written permission from APHEX

D. In the event that APHEX and ASPYRON are involved in soliciting the same prospect (under the Non-Exclusive Agreement), both parties will negotiate a Remedy. An actual list of Remedies will be developed and documented (See Appendix C). Some possible Remedies are as follows (these are just examples and Do Not constitute an Agreement).

(i) If timeframe documentation is detailed and substantiated, the company that was first in, and/or performed the most follow-up work will be granted the right to pursue the business if APHEX and ASPYRON agree to the arrangement.

(ii) APHEX and ASPYRON will meet and explore what course of action would best serve the team and overall relationship between APHEX and ASPYRON.

E. In the event ASPYRON and APHEX enter into an Exclusivity Agreement; Territories, Performance Guidelines, and Termination Procedures will be included in Said Agreement.

F. In the event that ASPYRON does not show reasonable activity to promote and sell their TBD or the Additional Products, APHEX may provide notice to ASPYRON of its intention to terminate the AGREEMENT. If, sixty (60) days after ASPYRON received such notice no significant progress has been made, APHEX may terminate this AGREEMENT by providing additional notice to ASPYRON.

4. RESERVATION OF RIGHTS BY APHEX.

APHEX reserves the right to take the following actions:

A. Addition, Discontinuance and Modification of Products. APHEX shall have the right at any time to introduce new company products, discontinue the manufacture or sale of any of its products and make changes in the design or construction of any of such products. APHEX will give ASPYRON one hundred and eighty (180) days prior notice of any discontinuance of a company product.

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B. In the event that APHEX enters into a Distribution Agreement with a national or international distributor, and if said distributor requires an “Exclusive” Distribution Agreement, APHEX has the right to terminate this Agreement with ASPYRON with a 180 Day Written Notice.

5. TERMS of PURCHASE and SALE

A. Pricing: All prices stated (see Appendix A) are FOB APHEX’S facility in Holiday, Florida. Prices do not include transportation costs, which shall be borne by ASPYRON. Prices do not include federal, state or local taxes that may be applicable to the products sold under this AGREEMENT. ASPYRON shall provide APHEX with a valid tax exemption certificate authorized by the appropriate taxing authority.

B. Payment Terms: One hundred percent (100%) with initial orders until such time as ASPYRON is approved for credit terms. Upon satisfactory establishment of credit terms, fifty percent (50%) with the order and the remaining fifty percent (50%) upon delivery.

C. APHEX reserves the right to revoke any credit extended at APHEX’S sole discretion. ASPYRON agrees to pay such invoices when due regardless of other scheduled deliveries. Invoices not paid within thirty (30) days of the invoice date will have one and one-half percent (1-1/2%) per month finance charge assessed against the unpaid balance from the date of invoice until the date of payment.

D. Competitive Products: ASPYRON agrees not to represent or sell other products that compete with APHEX’S products and technologies for a period of Five (5) years from the date of the TERMINATION of this Agreement unless prior arrangements are made by APHEX in writing.

(i) Exception: If APHEX enters into an agreement whereby APHEX sells its IP or is Acquired, and the Acquiring Entity refuses to supply ASPYRON Product and/or Solution for any reason, the above Five (5) year Competitive Restriction will be Null and Void.

6. EXPENSES

ASPYRON is responsible for all expenses incurred by ASPYRON in the course of doing business. APHEX will not share in any expenses incurred by ASPYRON to promote TBD and the Additional Products, covered in this AGREEMENT.

7. LIABILITY

A. APHEX will not incur any liability due to any action or conduct of ASPYRON. ASPYRON does not have the right to act on behalf of APHEX or enter into any contract on behalf of APHEX. ASPYRON will defend, indemnify and hold APHEX harmless for any and all claims, liabilities or costs incurred in connection with an intentional or negligent act or omission by ASPYRON, its employees or agents.

8. TERM AND TERMINATION

A. This AGREEMENT is for a term of three (3) years from the date of the last signature on this document (the “Term”). At the expiration time of this AGREEMENT a new AGREEMENT will be drafted for consideration of both parties.

B. This AGREEMENT, between ASPYRON and APHEX hereunder may be TERMINATED prior to the expiration of the Term by either party with sixty (60) days’ prior written notice.

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TERMINATION relieves each party from future obligations and activities. TERMINATION does not relieve either party from fulfilling their obligations concerning work-in-progress, nor does it satisfy any debt incurred prior to TERMINATION.

9. OBLIGATIONS UPON TERMINATION

In the event of the TERMINATION of this AGREEMENT:

A. ASPYRON will, prior to the effective date of TERMINATION, furnish APHEX with a list of every project upon which ASPYRON and their respective representatives/agents have been working, which involves the APHEX Formulation or Related Products. The list will include: company name, name of the project engineer, buyer and principal and an itemized list of products involved.

B. ASPYRON will actively work on closing all orders and report to APHEX on all transactions and calls up to the effective date of TERMINATION.

C. ASPYRON will remain responsible for all monies owed to APHEX as of the TERMINATION and any costs and/or fees incurred after said TERMINATION.

10. NOTICES

Unless otherwise provided in this AGREEMENT, all notices shall be in writing and served in person or by registered or certified mail, addressed to either party at the party’s principal place of business or residence, as the case may be. The postmark shall be deemed the date a notice is given.

11. ENTIRE UNDERSTANDING

This AGREEMENT contains the entire understanding of the parties, and shall supersede any other oral or written agreements, and it shall inure to the benefit of the parties’ successors and assigns. It may not be modified in any way without the written consent of both parties. Nothing herein shall be construed to constitute ASPYRON as a partner or a joint venture, or to authorize the parties to bind one another or their respective principals in any respect.

12. CONSTRUCTION OF AGREEMENT

The headings herein are for convenience only and do not constitute a part of this AGREEMENT and shall not be deemed to limit or affect any of its provisions.

13. APPLICABLE LAW

This AGREEMENT is governed by and construed under the laws of the State of New York, and any action brought by either party against the other party to enforce or interpret this AGREEMENT shall be brought in an appropriate court of such State. In the event of any such action, the prevailing party shall recover all costs and expenses thereof, including reasonable attorney’s fees from the losing party.

14. DISPUTES AND ARBITRATION

The parties agree that any disputes or questions arising hereunder, including the construction or application of this AGREEMENT, shall first be submitted to Non-Binding Mediation. If no resolution can be attained, the dispute will be settled by arbitration in accordance with the rules of the American Arbitration Association then in force. If the parties cannot agree on an arbitrator within 10 days after demand by either of them, either or both parties may request the American Arbitration Association to name a panel of five (5) arbitrators. APHEX shall strike the names of two (2) on this list; ASPYRON shall then strike two (2) names, and the remaining name shall be the arbitrator. The decision of the arbitrator shall be final and binding upon the parties, both as to law and to fact, and shall not be appeasable to any court in any jurisdiction. The expenses of the arbitrator shall be shared equally by the parties, unless the arbitrator determined that the expenses shall be otherwise assessed.

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15. SEVERABILITY

The invalidity or unenforceability of any particular provision of this AGREEMENT shall not affect the other provisions hereof, and this AGREEMENT shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

16. SUCCESSORS AND ASSIGNS

The terms and conditions of this AGREEMENT shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Neither ASPYRON nor APHEX may assign their rights or delegate their obligations under this AGREEMENT without the prior written consent of the other.

17. COUNTERPARTS

This AGREEMENT may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same AGREEMENT.

18. CONFIDENTIALITY

Recognizing the need to keep one another’s proprietary, corporate and other confidential information (the “Confidential Information”) confidential, the following shall apply to APHEX and ASPYRON as well as their representatives:

A. Each party joined in this AGREEMENT will, (i) keep the other party’s Confidential Information Confidential.

B. Each party joined in this AGREEMENT will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph C below), without prior written consent of the other party hereto, disclose any of each other’s Confidential Information in any manner whatsoever, and (ii) will not use or permit the use by others of any of each other’s Confidential Information other than in connection with consideration of the AGREEMENT; provided, however, that each party may reveal the other’s Confidential Information to its respective representatives/agents (a) who need to know such Confidential Information for the purpose of evaluating the AGREEMENT, (b) who are informed of the confidential nature of such Confidential Information, and (c) who agree to act in accordance with the terms of this AGREEMENT.

C. Each party joined in this AGREEMENT will observe the terms of this AGREEMENT, and will be responsible for any breach by any of its respective representatives/agents. Each party agrees to limit the number of copies it makes of any written Confidential Information disclosed by the disclosing party in order to minimize the risk of inadvertent disclosure to parties who do not need to know the information. In the event that either party, or any of its respective representatives/agents, are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the other party’s Confidential Information, the party in receipt of such request, or subject to such requirement (the “Compelled Party”), will notify the other party hereto promptly so that the party whose Confidential Information is at risk may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, or compliance with the terms of this agreement is waived, the Compelled Party will furnish only that portion of the other party’s Confidential Information which the Compelled Party is advised by counsel is legally required and the Compelled Party will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the other party’s Confidential Information.

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D. The parties each acknowledge that neither party, nor any party’s respective representatives/agents, nor any party’s respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information or shall be responsible for any errors therein or omissions therefrom. The parties further agree that neither is entitled to rely on the accuracy or completeness of the other party’s Confidential Information and that the parties will rely solely on such representations and warranties as may be included in any definitive agreement with respect to the AGREEMENT, subject to such limitations and restrictions as may be contained therein.

E. The parties each acknowledge that no remedy at law for damages is adequate to compensate the injured party against any actual breach of this Section 18 and, without prejudice to any other rights and remedies otherwise available to them, the parties agree that the other injured party shall be entitled to injunctive relief against any such breach, without the necessity of proving actual damages. In the event either party at any time gains knowledge of any breach of the confidentiality of, or the misappropriation of, any Confidential Information belonging to the other party hereunder, or gains knowledge of any other violation of this AGREEMENT, that party shall promptly give notice thereof to the other party. The parties agree that no failure or delay by either party in exercising any right, power or privileges hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof precludes any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

F. The parties agree that for a period of thirty-six (36) months after the termination date of this AGREEMENT, neither party will solicit to employ any of the current employees, officers or managers of the other party’s Business, without the prior written consent of the other party hereto.

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT the day and year first above written, in multiple counterparts, each of which shall be considered an original.

Accepted and Agreed To:

Aphex BioCleanse Systems, Inc. (APHEX)

By:	/s/ David J. Weaver	Dated: 9/1/15
David J. Weaver as President/CEO

ASPYRON(ASPYRON)

By:	/s/ David Olund	Dated: 9/1/15
Print Name and Title: David Olund, Pres.

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AMENDMENT

With reference to that certain "Supply and Private Label Agreement, herein after referred to as the "Agreement", Dated September 1, 2015, by and between Aphex BioCleanse Systems Inc, ("Aphex") located at 15 Fishers Road Suite111, Pittsford, NY 14534, and Aspyron Inc, ("Aspyron") located at 763 Linden Ave, Suite 2, Rochester NY 14625, collectively, "the Parties", the parties mutually agree to the following amendments which as amended shall be made an integral part of the Agreement:

1. In Paragraph 5, Section D, including subsection D (i), under Header "Competitive Products" are hereby completely stricken.

2. The initial "term" of the Agreement is amended and extended until September 1, 2020.

Accepted and agreed by the "Parties" this 1st day of May, 2017.

For "Aphex":

By:	/s/ David J. Weaver
David J Weaver - President/CEO

For "Aspyron":

By:	/s/ David R Olund
David R Olund - President

Upon Execution, this Amendment shall be permanently attached to and form an integral part of the Referenced "Supply and Private Label Agreement".

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